Exhibit 10.1B

Second Amendment to the BMC Software, Inc. 1994 Employee Incentive Plan

THIS AMENDMENT is made on this 28th of April 2009, by BMC Software, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”).

WITNESSETH:

WHEREAS, the Company maintains the BMC Software, Inc. 1994 Employee Incentive Plan (the “Plan”), which was last amended and restated effective August 23, 2005; and

WHEREAS, the Company desires to amend the Plan to allow the Company to grant restricted stock units pursuant to the Plan.

NOW, THEREFORE, effective as of the date first written above, the Plan is hereby amended as follows:

1.      By inserting the phrase “Restricted Stock Unit Awards,” immediately after the phrase “Restricted Stock Awards,” in the third sentence of Paragraph I.

2.      By deleting Paragraph II(a) in its entirety and substituting therefor the following:

“(a)        ‘Award’ means, individually or collectively, any Option, Restricted Stock Award, or Restricted Stock Unit Award.”

3.      By adding the following new Paragraphs II(q-1), (q-2), and (q-3):

“(q-1)    ‘Restricted Stock Units’ refers to the rights described in Paragraph VIII-A.

(q-2)      ‘Restricted Stock Unit Agreement’ means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

(q-3)      ‘Restricted Stock Unit Award’ means an Award of Restricted Stock Units granted under Paragraph VIII-A.”

4.      By deleting the phrase “Option or Restricted Stock” from the first sentence of Paragraph IV(b).

5.      By adding the phrase “, Restricted Stock Unit Awards,” after the phrase “Grant of Options” in the heading to Paragraph V.

6.      By adding the following new Paragraph VIII-A:

“VIII-A. RESTRICTED STOCK UNIT AWARDS

(a)      Restricted Stock Units.    A Restricted Stock Unit Award entitles the Holder to receive payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Common Stock upon the lapse of any Forfeiture Restrictions (as defined in Paragraph VIII(a) above) imposed on the Restricted Stock Units that are the subject of the Restricted Stock Unit Award. The Forfeiture Restrictions shall be determined by the Committee in its sole discretion at the time of grant. Each Restricted Stock Unit Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Unit Award shall not be changed except as permitted by Paragraph VIII-A(b) or Paragraph IX.

(b)      Other Terms and Conditions.    At the time of grant of a Restricted Stock Unit Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions; provided, however, that subsequent to the grant of a Restricted Stock Unit Award, at any time before complete termination of such Restricted Stock Unit Award, the Committee may accelerate the time or times at which such Restricted Stock Unit Award may be paid in whole or in part.

(c)      Payment.    Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Common Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Restricted Stock Unit Agreement or, in the absence of such provision, as the Committee may determine.

(d)      Agreements.    At the time any Award is made under this Paragraph VIII-A, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Unit Agreements need not be identical.”

7.      By deleting Paragraph IX(h) in its entirety and substituting therefor the following:

“(h)      Plan provisions to the contrary notwithstanding, with respect to any Restricted Stock Awards and Restricted Stock Unit Awards outstanding at the time a Corporate Change as described in Subparagraph (c) above occurs, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Holder pursuant to such Restricted Stock Award and fully vest and pay out any or all Restricted Stock Units in cash or shares of Common Stock pursuant to such Restricted Stock Unit Award then outstanding and, upon such vesting and payout, all restrictions applicable to such Restricted Stock Award or Restricted Stock Unit Award shall terminate as of such date. Any Action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards or Restricted Stock Unit Awards held by any individual Holder.”

8.      By inserting the phrase “or Restricted Stock Unit Awards” after the phrase “Restricted Stock Awards” and before the comma in Paragraph X(a).

9.      By deleting the first sentence of Paragraph XI(a) and substituting therefor the following:

“Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award or any other rights hereunder except as may be evidenced by an Option Agreement, a Restricted Stock Agreement, or a Restricted Stock Unit Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the date first written above.

BMC SOFTWARE, INC.

By: /s/ MICHAEL A. VESCUSO
Title: Senior Vice President, Administration